February 11, 2011

CONFIDENTIAL

EpiCept Corporation

777 Old Saw Mill River Road
Tarrytown, NY 10591
Attn: Robert W. Cook
Senior Vice President & Chief Financial Officer

Dear Mr. Cook:

Reference is made to that certain letter agreement, dated June 22, 2010 (“2010 Agreement”), by and among Rodman & Renshaw, LLC (“Rodman”) and EpiCept Corporation (the “Company”) pursuant to which Rodman is serving as the exclusive placement agent for the Company on a reasonable best efforts basis in connection with offerings of Common Stock and warrants of the Company. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the 2010 Agreement. Pursuant to Section 5 of the 2010 Agreement, Rodman’s exclusive engagement with respect to issuances by the Company of equity and equity-linked Securities in which the services of a placement agent are utilized (the “Rodman Exclusive Engagement”) expires on June 22, 2011 (“Termination Date”). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Rodman each agree that the Termination Date shall be extended to December 22, 2011. Notwithstanding anything herein to the contrary, after June 22, 2011, (1) the Company shall have the right to appoint one co-placement agent whose aggregate fees shall not exceed 40% of the aggregate fees paid to the placement agents on one transaction, provided that such transaction results in gross proceeds in excess of $15 million, and (2) the Rodman Exclusive Engagement shall not apply to any issuances by the Company of (A) securities issued pursuant to a recapitalization transaction which result in new gross proceeds to the Company of at least $30 million, provided that Rodman shall have the right to act as co-placement agent on such recapitalization transaction on the same terms and conditions as other placement agents and shall be entitled to at least 40% of the aggregate fees paid to the placement agents, (B) securities issued pursuant to acquisitions, mergers or strategic transactions approved by a majority of the disinterested directors of the Company other than transactions involving the issuance of securities to an entity (or its equityholders) where the primary business of such entity is investing in securities, or (C) one private placement transaction with no more than 3 investors (or their affiliates) in a transaction involving the issuance of at least 30% of the Company’s outstanding common stock, provided that Rodman shall have the right to act as co-placement agent on such private placement transaction on the same terms and conditions as other placement agents and shall be entitled to at least 40% of the aggregate fees paid to the placement agents.

Except as expressly set forth above, all of the terms and conditions of the 2010 Agreement shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. This agreement shall be otherwise governed by the terms of the 2010 Agreement.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

RODMAN & RENSHAW, LLC

By:
Name:
Title:

Accepted and Agreed to as of
the date first written above:

EPICEPT CORPORATION

By:
Name:
Title: